Exhibit 4.5


Section 11.3 of Article XI of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees was amended as follows, effective April 8, 2005:

   11.3   Administration Committee
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          (a)  Appointment of Administration  Committee.  The Company, by action of its Group Vice President - Corporate Human Resources and Labor Affairs and its Vice President - Treasurer, shall create a
               Savings  and  Stock  Investment  Plan  Administration   Committee
               consisting of at least three members. The Company shall from time to time designate the members of the Administration Committee and an alternate for each of such members, who shall have full power to act in the absence or inability to act of such member. The Administration Committee shall appoint its own Chairman and Secretary, and shall act by a majority of its members, with or without a meeting. At the Trustee's request, the Secretary or an Assistant Secretary of the Company shall from time to time notify the Trustee of the appointment of members of the Administration Committee and alternates and of the appointment of the Chairman and Secretary of the Administration Committee, upon which notices the Trustee shall be entitled to rely.

          (b) Powers of Administration Committee. The Administration Committee shall have full power and discretionary authority to administer the Plan, interpret its provisions, and make factual determinations concerning claims for benefits or the review of breach of fiduciary duty claims against the Plan fiduciaries and other matters relating to the administration of the Plan. Any interpretation of the provisions of the Plan or findings of fact by the Administration Committee shall be final and conclusive, and shall bind and may be relied upon by the several Participating Companies, each of their employees, the Trustee and all Participants and other parties in interest. In addition, the Administration Committee shall have the full power and authority to supply rules for matters not covered by the Plan and to supply missing terms, provided that all such actions shall be in writing and shall be consistent with existing Plan provisions.

          (c) Benefit Claims. A Participant shall make a claim for benefits or participation by making a request in accordance with the terms of this Plan.

          (d) Denial of a Benefit Claim. If a claim for benefits or participation is denied in whole or in part, the claimant will receive written notification from the third party plan administrator within ninety (90) days from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or if provided electronically to the claimant. Any actual denial of a claim under this Plan shall be written and set forth in a manner calculated to be understood by the claimant. The denial of claim shall include (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based along with a copy of such Plan provisions or a statement that one will be furnished at no charge upon the claimant's request, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, along with a statement of the claimant's right to bring a civil action under Section 502 (a) of ERISA following an adverse benefit determination on review. If the third party plan administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special


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               circumstances  requiring  an  extension  of time  and the date by which the Plan expects to render the determination.

          (e) Review of Denial of the Benefit Claim to the Committee. In the event that the third party plan administrator denies a claim, a claimant may (i) request a review upon appeal by written application to the Administration Committee, (ii) review pertinent documents, and (iii) submit issues and comments in writing. A claimant must request a review upon an appeal of the denial of the claim by the third party plan administrator under this Plan within sixty (60) days after the claimant receives the written notification of denial of the claim. Since the Administration Committee is reviewing the appeal, it will be considered at the Administration Committee's next regularly scheduled meeting. If it is filed within thirty (30) days of the next meeting, a decision by the Administration Committee, as appropriate, shall be made by the date of the second meeting after receipt of the claimant's request for review. Under special circumstances an extension of time for processing may be required, in which case a decision shall be rendered by the date of the third meeting. If an extension is required because information is incomplete, the review period will be tolled from the date the notice was sent to the date the information is received. In the event such an extension is needed, written notice of the extension shall be provided to the claimant prior to the commencement of the extension. Written notice of a decision will be made to the claimant not any later than five (5) days after the decision has been made by the Administration Committee.

          (f) Decision of the Committee. The decision on review shall be in writing in a manner calculated to be understood by claimant, and include (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based along with a copy of such Plan provisions or a statement  that  one  will be  furnished  at no  charge  upon the claimant's request; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and
               (iv) a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. . Decisions of the Administration Committee are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.


          (g) Fiduciary Claims

               A claim by a Participant alleging breach of fiduciary duty by any
               Plan   fiduciary   shall  be  subject  to  the  following   claim
               procedures.

               1. A claimant shall make a claim alleging breach of fiduciary duties by filing a written claim with the Plan Administrator. The claim must specifically set forth the facts concerning the alleged breach and must clearly identify the Plan fiduciary who claimant alleges has committed a fiduciary breach. The claim shall cite the legal basis for the allegation of fiduciary breach and shall set forth the remedy that the claimant requests on behalf of the Plan.

               2. The Plan Administrator shall review the claim and make a determination within ninety (90) days from the date the claim is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or if provided electronically to the claimant. Any actual denial of a claim shall be written and set forth in a manner calculated to be understood by the claimant. The denial of the claim shall include the elements set forth in section
                    (d) above. If the Plan

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                    Administrator  determines  that an  extension  of  time  for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. The extension notice
                    shall  indicate  the  special  circumstances   requiring  an
                    extension   of  time  and  the   date  by  which   the  Plan
                    Administrator expects to render the determination. At the Plan Administrator's discretion, the claim may be referred to the Administration Committee or the Senior Vice President
                    - General Counsel for review.

               3. In the event that the Plan Administrator denies a claim, a claimant may (i) request a review upon appeal by written application to the Administration Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing. A claimant must request a review upon appeal of the denial of the claim by the Plan Administrator under this Plan within sixty (60) days after the Participant receives written notification of denial of the claim. The appeal will be considered at the Administration Committee's next regularly scheduled meeting. If the appeal is filed within thirty (30) days of the next meeting, a decision by the Administration Committee, as appropriate, shall be made by the second meeting after receipt of the Participant's request for review. Under special circumstances, an extension of time for processing may be required, in which case a decision shall be rendered by the date of the third meeting. If an extension is required because information is incomplete, the review period will be tolled from the date the notice was sent to the date the information is received. In the event such an extension is needed, written notice of the extension shall be provided to the Participant prior to the commencement of the extension. In reviewing the claim, the Administration Committee may retain experts or other independent advisors. In such event, an extension of time for processing may be required but a decision on the appeal shall be made as soon as is reasonably practicable under the circumstances. Written notice of the decision will be made to the Participant not any later than five (5) days after the decision has been made by the Administration Committee. At the Administration Committee's discretion, an appeal from a denial of the claim by the Plan Administrator, or a referral of a claim directly to the Administration Committee by the Plan Administrator, may be referred to the Senior Vice President - General Counsel for review.

               4. When a claim for breach of fiduciary duty, or an appeal from a denial of a fiduciary duty claim under Section 3 or 4 above, is referred to the Senior Vice President -General Counsel, he/she shall have full authority and sole discretion to determine the manner in which to discharge his/her responsibility with respect to the review of the claim or the appeal. This includes, but is not limited to, retaining the responsibility to review the claim or appeal, appointing an independent fiduciary, seeking a declaratory judgment in federal court, or seeking review of the claim or appeal by an existing or specially appointed committee of the Board. The Senior Vice President -General Counsel, or any person who is responsible for making the decision with respect to the claim or appeal as determined by the Senior Vice President- General Counsel as described above ("Appointee"), may retain experts or other independent advisors in his/her sole discretion with respect to review of the claim or appeal. The claim or appeal shall be reviewed on the basis of the written record submitted by the claimant and the record developed by the Plan Administrator, if any.

               5. A decision shall be made as soon as reasonably practicable under the circumstances. Written notice of the decision will be made to the claimant not any later than five (5) days after the decision has been made. The decision on review shall be in writing in a manner calculated to be understood by claimant,  and include
                    (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based along with a copy of such Plan provisions or a statement that one will be furnished at no charge upon the claimant's request; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, copies of, all documents, records, and other information relevant to the claimant's claim; and (iv) a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. The Plan Administrator, Administration Committee, the Vice President - General
                    Counsel or the Appointees each severally shall have full power and discretion under the Plan to consider Participant fiduciary claims. Decisions of the Administration Committee, the Senior Vice President -General Counsel or the Appointees, as the case may be, are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review and shall bind and may be relied upon by the Participants, beneficiaries, or the estate or legal representative thereof, the Trustee and all other parties in interest.



The following Section 11.10 of Aricle XI of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees was added, effective April 8, 2005:


11.10.  Exhaustion Requirement and Limitation on Claims

No legal action may be brought by a Participant, dependent, beneficiary, or the estate or legal representative thereof for entitlement to benefits under the Plan or breach of fiduciary duty until after the claims and appeals procedures of the Plan have been exhausted. Unless a different period of limitation is specifically provided under ERISA, any claim under the Plan must be brought no later than two years after such claim has accrued in order for the review authorities to conduct a timely and effective investigation of the claim. For matters not specifically addressed in Section 11.3, no other actions may be brought against the Plan more than six months after such claim has accrued.